Exhibit 10.17

December 14, 2021

Kevin Johnson

Via Email

Dear Kevin,

As you know, Colfax Corporation (“Colfax”) announced on March 4, 2021 to separate its ESAB business into a standalone publicly-traded company, whether by distribution of all or the majority of the ESAB business’ equity owned by the Company to the Company’s shareholders or otherwise (the “Transaction”). Contingent on the consummation of the Transaction, we are very pleased to extend you an employment offer for the position of Chief Financial Officer for ESAB Corporation, reporting to Shyam Kambeyanda, Chief Executive Officer, in our ESAB’s headquarters at 909 Rose Avenue, Suite 800, North Bethesda, MD 20852.

We are excited about you joining our team as you bring a unique set of skills, experiences and overall talent to our Company. We believe that you will grow and thrive within our organization enabling you to further your career success and grow wealth as you and the Company both continue to prosper together. At ESAB, our values and behaviors are critical to our success.

Our core value of Continuous Improvement is our way of life. Continuous improvement is at the heart of who we are. It’s in our DNA and it’s what makes us great. We know that the power to create better – for our customers, our shareholders and each other – begins with having the best team, united in its pursuits, operating at the highest levels and delivering extraordinary outcomes. We are unique individuals who work together to create sustained performance to the benefit of our customers, associates and the communities where we work.

Date of Employment -	We anticipate that you will begin employment on the date of the consummation of the Transaction.

Base Salary -	Your starting annual salary will be $595,000.00 payable bi-weekly.

Annual Cash Bonus -	You will be eligible to participate in our Management Incentive Compensation Plan (MIP) with a target of 75% of your base salary beginning January 1, 2022. The actual MIP payout is based on the achievement of ESAB financial performance against pre-set thresholds, targets, maximums, and your individual performance factor of up to 1.5 times the financial factor. The maximum payout is 250% of target.

Equity Awards -	You will be eligible for an equity grant for 2022 in an amount equal to $1,338,750.00. In subsequent years you will be eligible for equity grants based on your position and performance in accordance with our equity guidelines.

The terms and conditions of equity awards will be in accordance with ESAB’s 2022 Omnibus Incentive Plan or successor plan.

401(k) -	You will have the opportunity to participate in the ESAB 401(k) Savings Plan Plus plan with matching contributions. ESAB matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, ESAB will make non-elective contributions of 2% into your account, vesting immediately.

Perquisites -	ESAB will agree to reimburse you for (i) up to $10,000 per year for financial planning, and (ii) up to $4,000 per year in out of pocket costs for an executive physical examination.

NQ Deferred Comp -	You will have the opportunity to defer up to 50% of base salary and 75% bonus in the nonqualified deferred compensation and optimize the company matching contribution above the IRS thresholds in 401(k). ESAB matches 100% of the first 4% that you contribute, and these matching contributions vest immediately. In addition, at its discretion, ESAB will make non-elective contributions of 2% into your account as long as you contribute at least 1% of base salary. These non-elective contributions vest immediately.

Health Benefits -	You and your family will be eligible to participate in the health & welfare benefits including medical, dental, vision, short and long- term disability, life and accidental death and dismemberment insurance. Benefits will be eligible on your hire date with ESAB.

Vacation & Holidays -	You will eligible for 20 days of vacation, floating holidays and company-paid holidays.

Kevin, we also want to confirm that your employment is “at will”. This means that your employment is for no definite period of time, and either you or the company may terminate your employment at any time, with or without cause or notice. In accordance with ESAB policy, this offer is contingent upon acceptance of the ESAB code of conduct agreement, as well as acceptance of the Confidentiality and Non-Competition Agreement.

This offer letter embodies the complete agreement and understanding among the parties, and supersedes and preempts any prior understandings, offer letters, agreements, or representations by or among the parties, written or oral, related to the subject matter hereof.

It will be an excellent opportunity to work together to take the business to the next level of growth and success!

Sincerely,

Shyam Kambeyanda

Chief Executive Officer

ACKNOWLEGED & ACCEPTED:

/s/ Kevin Johnson	12/17/2021
Kevin Johnson	Date

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